EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	® Clinical Data, Inc. One Gateway Center, Suite 551, Newton, MA 02458 USA

Clinical Data Initiates Pivotal Phase III
Trial for Novel Antidepressant

First Ever Pharmacogenomic Screening Tool for
Antidepressant to be Developed Concurrently

NEWTON, Mass. - January 26, 2006 - Clinical Data, Inc. (NASDAQ: CLDA), a worldwide leader in commercializing pharmacogenomics to guide drug utilization, announced today that the Company will begin enrollment of a pivotal Phase III clinical trial for vilazodone, a novel compound being studied for treatment of depression, and anticipates having initial results from this study available by mid-2007. The successful outcome of this trial would serve as one of two pivotal trials required for a new drug application (“NDA”), which the Company hopes to file with the United States Food & Drug Administration as early as year end 2008.

Carol R. Reed, M.D., the Company’s Chief Medical Officer, said, “Following our recent meeting with the staff of the Division of Psychiatry Products of the FDA, we are accelerating our development plans for vilazodone and a companion biomarker test. We believe this program has the potential to revolutionize the treatment of depression. As part of this trial, Clinical Data will use its expertise in biomarker discovery to identify biomarkers for response to vilazodone. We plan to use these biomarkers to develop a test to screen for patients who are likely to benefit from the drug. About half of depressed patients do not achieve satisfactory results with current first-line treatment options; we hope to assist physicians in matching a patient with a treatment that is likely to work for that patient. There are no such predictive tests currently available.”

“This is a transformative event in the history of Clinical Data,” said Clinical Data’s President and CEO, Israel M. Stein, M.D. “The development of a genetic-based, predictive screening tool to guide the use of a novel antidepressant would represent a significant advance in pharmacogenomics and in the treatment of depression. While available therapeutics are many, a patient’s response is highly individualized, leading to trial-and-error inefficiencies and unnecessary delay in finding effective treatment.”

About Vilazodone

Vilazodone is a novel, dual serotonergic antidepressant. It is both a Selective Serotonin Reuptake Inhibitor (SSRI) and a 5HT1A partial agonist. The compound has been assessed in 15 phase I and five phase II trials involving a total of 369 healthy subjects and 1163 depressed patients. Vilazodone has been found to have an acceptable safety profile for this stage of development. In previous trials with positive controls, vilazodone failed to demonstrate significant efficacy against placebo but demonstrated efficacy comparable to that of the positive control, an approved antidepressant in wide use. The rights to develop and commercialize vilazodone were acquired from Merck KGaA of Darmstadt, Germany, in September 2004.

Clinical Trial Design

This double-blind, placebo-controlled clinical trial is designed to assess the efficacy and safety of vilazodone and to discover genetic markers of treatment response associated with vilazodone. The trial will enroll approximately 400 adult patients diagnosed with Major Depressive Disorder at eight US centers. Potential biomarkers will be examined for each clinical subject, and the genetic analysis will be performed in-house by the company at its GLP- and CLIA-approved facilities, which perform similar genetic services for many major pharmaceutical companies. At least one long-term safety study, which has yet to be reviewed by the FDA, will be required prior to NDA filing. The Company is hopeful that clinical subjects from each of the pivotal efficacy trials will participate in the long-term safety studies.

About Depression and the Antidepressant Market

The Surgeon General’s Office estimates that 5.3% of American adults, approximately 17 million people, suffer from depressive illness. In 2004 the treatment of this illness generated sales of more than $9.75 billion in antidepressants, according to IMS.

While many patients derive significant benefit from currently available therapies, the extent to which the benefit is due to the pharmacology of a particular drug is unknown in most cases because the ‘placebo’ effect in clinical trials for depression is often significant. A 2002 meta-analysis of 47 clinical studies comparing antidepressants against placebo1  suggests that a significant proportion of patients on antidepressant therapies are benefiting not from the drug but from a placebo effect.

It is believed, however, that certain people may be genetically predisposed to depression (and one or more of its etiologies) and that it may be possible to predict, based on certain genetic biomarkers, the likelihood of a patient’s pharmacological response to a given antidepressant.

About Clinical Data, Inc.

Clinical Data, Inc. is a worldwide leader in providing molecular services and clinical diagnostics to improve patient care. Clinical Data’s molecular services division is among the largest independent providers of pharmacogenomics and metabolomics services globally and consolidates the operations of Genaissance Pharmaceuticals, Inc., Lark Technologies, Inc. and Icoria, Inc., each acquired during 2005. The division is utilizing pharmacogenomics to develop molecular diagnostics and more efficacious therapeutics by finding genetic markers to guide drug development and utilization. These services are marketed to the pharmaceutical, biotech, clinical, academic, government and agricultural marketplaces. Clinical Data’s Vital Diagnostics division consolidates the operations of Clinical Data Sales & Service, Inc., Vital Scientific NV, Vital Diagnostics Pty. Ltd., and Electa Lab s.r.l., which are each focused on the small volume clinical diagnostics market worldwide. Vital Diagnostics’ instrumentation business has a market focus on the physician's office, hospital and small-to-medium sized laboratory segments. With customers in approximately 100 countries, Vital Diagnostics has also achieved a leading market share for instruments and reagents sold into moderately complex physicians’ office laboratories within the United States.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the expected timing of clinical trials studying vilazodone, the potential clinical benefits of vilazodone, and the growth and development of Clinical Data’s business and market opportunities. Such statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, whether vilazodone will advance further in the clinical trials process; whether future clinical trials will warrant continued product development; whether and when, if at

1 Kirsch I, Moore T, et al. The emperor’s new drugs: an analysis of antidepressant medication data submitted to the U.S. Food and Drug Administration. Prevention and Treatment. 2002; 5:1-11

all, vilazodone will receive final approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; whether vilazodone will be successfully marketed; whether Clinical Data will be able to develop or acquire additional products and attract new business and strategic partners; competition from pharmaceutical, biotechnology and diagnostics companies; the strength of our intellectual property rights; the effect on the Company’s operations and results of significant acquisitions or divestitures made by major competitors; the Company’s ability to achieve expected synergies and operating efficiencies in all of its acquisitions, and to successfully integrate its operations; and those risks discussed and identified by Clinical Data in its public filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC reports, including but not limited to its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, and fiscal 2005 and 2006 quarterly reports on Forms 10-QSB and 10-Q.

For More Information, Contact:
Israel M. Stein, MD
President, CEO
1-617-527-9933
Internet Website: www.clda.com

Media Contact:
The Ruth Group
Jason Rando
1-646-536-7025

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